Exhibit 99.1

Moderna Creates New Executive Committee Role Ahead of New Product Launches

Juan Andres Appointed to President, Strategic Partnerships and Enterprise Expansion

Jerh Collins Joins Moderna as Chief Technical Operations and Quality Officer to Succeed Juan Andres

CAMBRIDGE, Mass.--(ACCESS WIRE)—September 29, 2022-- Moderna, Inc., (Nasdaq: MRNA) a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines today announced that the Company has expanded the Executive Committee to prepare for multiple upcoming new product launches. Effective January 1, 2023, Juan Andres will step into a new role as President, Strategic Partnerships and Enterprise Expansion, and will focus on building out the organization to support the growing pipeline. In this role, he will continue to serve on the Executive Committee and report to Mr. Bancel.

Dr. Jerh Collins, Ph.D. will join the company as Chief Technical Operations and Quality Officer, succeeding Mr. Andres. Dr. Collins will join Moderna on October 3, 2022 and will assume the role of Chief Technical Operations and Quality Officer on January 1, 2023. Dr. Collins will serve on Moderna’s Executive Committee and report to Chief Executive Officer, Stéphane Bancel.

“Juan Andres has been an incredible partner in leading Moderna’s manufacturing operations over the last several years, and he has played a crucial role in our COVID-19 vaccine production efforts, protecting and saving hundreds of millions of lives,” said Moderna Chief Executive Officer Stéphane Bancel. “I am very pleased that Juan will apply his leadership and experience to allow Moderna to scale in its next phase of growth. Juan’s continued leadership will be critical as we prepare for several upcoming new product launches.”

“At the same time, we are incredibly excited to have Jerh Collins joining the Moderna team to succeed Juan as the company’s next Chief Technical Operations and Quality Officer,” Mr. Bancel continued. “Jerh joins Moderna with three decades of experience in global pharmaceutical manufacturing roles, including managing several manufacturing plants and as a Site Head. I’m confident that Jerh possesses the mindset and experience to expand our production footprint as we grow globally and internalize more of our production capabilities.”

Dr. Collins joins Moderna from Novartis, where for the last nearly 30 years he had roles of increasing responsibility focused on pharmaceutical production and manufacturing, including roles serving as Head of Global Chemical Operations and Anti-Infectives and as Head of Global Chemical Operations. Dr. Collins received his Bachelor of Science in Chemistry and his Ph.D. in Organic Chemistry from University College Cork, Ireland. He also conducted post-doctoral cancer research at Arizona State University.

“I’m incredibly excited to join Moderna, an organization that I have watched quickly scale technological and scientific breakthroughs for the benefit of people all around the world,” said Dr. Collins. “It’s a company that is redefining the future of medicine. I’ve also had the privilege of knowing and working with Juan for many years, and I am honored to continue his steady leadership of this team.”

About Moderna

In over 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across six modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for both clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators. Most recently, Moderna's capabilities have come together to allow the authorized use and approval of one of the earliest and most effective vaccines against the COVID-19 pandemic.
Moderna's mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past seven years. To learn more, visit www.modernatx.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding: the appointment of Jerh Collins as the Company’s Chief Technical Operations and Quality Officer; the transition of Juan Andres to the role of President, Strategic Partnerships and Enterprise Expansion; and the Company’s preparations for upcoming new product launches. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Moderna Contacts

Media:
Chris Ridley
Vice President, Corporate Communications & Media
617-800-3651
Chris.Ridley@modernatx.com
Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
617-209-5834
Lavina.Talukdar@modernatx.com